                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              INFOSEEK CORPORATION
                          STEELHEAD ACQUISITION CORP.,
                                  QUANDO, INC.
                              DAVID BILLSTROM, AND
                               WILLIAM NEUHAUSER
                          (AS PRINCIPAL SHAREHOLDERS)
                     AND, WITH RESPECT TO ARTICLE VII ONLY,
                                STANTON R. KOCH
                         AS SHAREHOLDER REPRESENTATIVE,
                     AND, WITH RESPECT TO ARTICLE VII ONLY,
                             U.S. BANK TRUST, N.A.
                                AS ESCROW AGENT

                           DATED AS OF JULY 24, 1998


                               TABLE OF CONTENTS

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 ARTICLE I.--THE MERGER..................................................   1

    1.1  The Merger ....................................................    1
    1.2  Effective Time ................................................    2
    1.3  Effect of the Merger ..........................................    2
    1.4  Articles of Incorporation; Bylaws..............................    2
    1.5  Directors and Officers ........................................    2
    1.6  Certain Definitions............................................    2
    1.7  Effect of Merger on the Capital Stock of the Constituent
          Corporations..................................................    5
    1.8  Dissenting Shares..............................................    7
    1.9  Surrender of Certificates......................................    7
    1.10 No Further Ownership Rights in Company Capital Stock...........    9
    1.11 Dissenting Shares After Payment of Fair Value..................    9
    1.12 Tax and Accounting Consequences................................    9
    1.13 Taking of Necessary Action; Further Action ....................    9

 ARTICLE II.--REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............  10

    2.1  Organization of the Company....................................   10
    2.2  Subsidiaries ..................................................   10
    2.3  Company Capital Structure......................................   10
    2.4  Authority......................................................   11
    2.5  No Conflict....................................................   12
    2.6  Consents ......................................................   12
    2.7  Company Financial Statements ..................................   12
    2.8  No Undisclosed Liabilities ....................................   13
    2.9  No Changes ....................................................   13
    2.10 Tax Matters....................................................   14
    2.11 Restrictions on Business Activities............................   16
    2.12 Title of Properties; Absence of Liens and Encumbrances;
          Condition of Equipment .......................................   16
    2.13 Intellectual Property..........................................   17
    2.14 Agreements, Contracts and Commitments..........................   20
    2.15 Interested Party Transactions..................................   21
    2.16 Governmental Authorization ....................................   21
    2.17 Litigation ....................................................   22
    2.18 Accounts Receivable............................................   22
    2.19 Minute Books ..................................................   22
    2.20 Environmental Matters..........................................   22
    2.21 Brokers' and Finders' Fees; Third Party Expenses ..............   23
    2.22 Employee Matters and Benefit Plans ............................   23
    2.23 Insurance......................................................   27
    2.24 Compliance with Laws ..........................................   27
    2.25 Warranties; Indemnities........................................   27
    2.26 Pooling of Interests ..........................................   27
    2.27 Proxy Statement and Shareholder Information Statement..........   27
    2.28 Complete Copies of Materials ..................................   28
    2.29 Representations Complete ......................................   28
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                                       i
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 ARTICLE III.--REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB..........  28

    3.1  Organization, Standing and Power ..............................   28
    3.2  Charter and Bylaws.............................................   28
    3.3  Authority......................................................   29
    3.4  Merger Shares..................................................   29
    3.5  No Conflict....................................................   29
    3.6  Consents ......................................................   29
    3.7  Proxy Statement and Shareholder Information Statement..........   30
    3.8  Other Matters..................................................   30

 ARTICLE IV.--CONDUCT PRIOR TO THE EFFECTIVE TIME........................  31

    4.1  Conduct of Business of the Company ............................   31
    4.2  No Solicitation................................................   33

 ARTICLE V.--ADDITIONAL AGREEMENTS ......................................  34

    5.1  Proxy Statement and Shareholder Information Statement..........   34
    5.2  Access to Information..........................................   36
    5.3  Confidentiality................................................   36
    5.4  Expenses ......................................................   36
    5.5  Public Disclosure..............................................   37
    5.6  Consents ......................................................   37
    5.7  FIRPTA Compliance..............................................   37
    5.8  Reasonable Efforts ............................................   37
    5.9  Notification of Certain Matters................................   37
    5.10 Additional Documents and Further Assurances....................   37
    5.11 Termination of Employment Agreements ..........................   37
    5.12 Non-Disclosure Agreements......................................   38
    5.13 Employee Compensation; Relocation .............................   38
    5.14 Affiliate Agreements ..........................................   38
    5.15 Tax-Free Reorganization........................................   38
    5.16 Pooling Accounting ............................................   39
    5.17 Loan ..........................................................   39
    5.18 Directors' and Officers' Indemnification.......................   39
    5.19 S-8 Registration ..............................................   39

 ARTICLE VI.--CONDITIONS TO THE MERGER ..................................  39

    6.1  Conditions to Obligations of Each Party to Effect the Merger...   39
    6.1  Additional Conditions to Obligations of Company and the
          Principal Shareholders .......................................   40
    6.3  Additional Conditions to the Obligations of Parent and Sub.....   41

 ARTICLE VII.--SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
  INDEMNIFICATION.......................................................   43

    7.1  Survival of Representations and Warranties ....................   43
    7.2  Indemnification; Escrow Arrangements ..........................   43
    7.3  Escrow Agent ..................................................   47
    7.4  Shareholder Representative.....................................   49
    7.5  Maximum Payments; Remedy; Violation of Third Party Patent
          Rights........................................................   50
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                                       ii
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 ARTICLE VIII.--TERMINATION, AMENDMENT AND WAIVER..........................  50

    8.1 Termination.......................................................   50
    8.2 Effect of Termination.............................................   51
    8.3 Amendment.........................................................   51
    8.4 Extension; Waiver.................................................   51

 ARTICLE IX.--GENERAL PROVISIONS ..........................................  52

    9.1 Notices...........................................................   52
    9.2 Interpretation ...................................................   53
    9.3 Counterparts .....................................................   53
    9.4 Entire Agreement; Assignment .....................................   53
    9.5 Severability .....................................................   54
    9.6 Other Remedies ...................................................   54
    9.7 Governing Law.....................................................   54
    9.8 Rules of Construction.............................................   54

                     AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of July 24, 1998 among Infoseek Corporation, a California corporation ("Parent"), Steelhead Acquisition Corp., an Oregon corporation and a wholly-owned subsidiary of Parent ("Sub"), Quando, Inc., an Oregon corporation (the "Company"), David Billstrom and William Neuhauser (collectively, the "Principal Shareholders," and individually, the "Principal Shareholder"), U.S. Bank Trust, N.A. as Escrow Agent and, with respect to
Article VII only, Stanton R. Koch as Shareholder Representative.

                                   RECITALS

  WHEREAS, the Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

  WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of common stock of Parent.

  WHEREAS, a portion of the shares of common stock of Parent otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent for purposes of satisfying damages, losses, expenses and other similar charges which result from breaches of the representations, warranties and covenants of the Company and the Principal Shareholders contained herein.

  WHEREAS, the parties intend that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) to the extent possible, qualify for accounting treatment as a pooling of interests.

  WHEREAS, the Company and the Principal Shareholders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                  ARTICLE I.

                                  THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Oregon Business Corporation Act ("Oregon Law"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving
Corporation."

  1.2  Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days following the approval of the Merger by the Company's Shareholders at the Company Shareholders Meeting (as described in Section 5.1) and the satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) substantially in the form attached hereto as Exhibit A (the "Merger Agreement") with the Secretary of State of the State of Oregon, in accordance with the applicable provisions of Oregon Law (the time of acceptance by the Secretary of State of the State of Oregon of such filing being referred to herein as the "Effective Time").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Oregon Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4  Articles of Incorporation; Bylaws.

    (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

    (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of the applicable laws of the State of Oregon and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly qualified and elected. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

  1.6 Certain Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

    "Adjusted Dollar Amount" shall mean an amount equal to $17,000,000 minus:
(i) the amount by which the Estimated Net Liabilities (excluding Estimated Third Party Expenses reflected on the Estimated Balance Sheet) exceeds $405,739 and (ii) the amount by which the Estimated Third Party Expenses exceed $310,000.

    "Common Exchange Ratio" shall be equal to the quotient obtained by dividing: (i) the Common Merger Consideration by (ii) the sum of (A) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and (B) the total number of shares of Company Common Stock issuable upon conversion or exercise in full of all options, warrants and other rights to acquire or receive Company Common Stock that are outstanding immediately prior to the Effective Time (other than preferred stock).

    "Common Merger Consideration" shall mean the Merger Consideration less the Preferred Merger Consideration.

    "Company Capital Stock" shall mean shares of Company Common Stock, Company Preferred Stock and any other capital stock of the Company (on an as converted basis), exclusive of shares of Company Capital Stock issuable upon exercise of Company Options.

    "Company Common Stock" shall mean outstanding shares of common stock of the Company.

    "Company Options" shall mean all issued and outstanding and unexpired and unexercised options and other rights to acquire or receive Company Capital Stock (whether or not vested).

    "Company Series A Preferred Stock" shall mean shares of Series A preferred stock of the Company.

    "Company Series B Preferred Stock" shall mean shares of Series B preferred stock of the Company.

    "Estimated Balance Sheet" shall mean the estimated unaudited balance sheet of the Company dated the Closing Date which shall be: prepared in accordance with GAAP (except that such unaudited balance sheet does not contain the footnotes required by GAAP) based on reasonable assumptions certified as to correctness by the Company and in a form reasonably satisfactory to Parent.

    "Estimated Net Liabilities" shall mean the amount by which total liabilities of the Company (excluding convertible debt and debt converted into equity since the date of this Agreement) as determined in accordance with GAAP ("Total Liabilities") exceeds total current assets of the Company as determined in accordance with GAAP ("Total Current Assets"), each as reflected in the Estimated Balance Sheet.

    "Estimated Third Party Expenses" shall mean Third Party Expenses (as defined in Section 5.4) of the Company on the Closing Date as estimated by the Company in good faith and based on reasonable assumptions.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "GAAP" shall mean United States generally accepted accounting principles.

    "Key Employees" shall mean those employees of the Company listed on Exhibit B.

    "Knowledge" of a person shall mean the actual knowledge of the person; knowledge of the Company shall mean the actual knowledge of an officer or director of the Company.

    "Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company.

    "Meeting Price" shall mean the average closing sale price of the Parent Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days ending on the third business day prior to the date of the Company's Shareholders meeting at which the Merger is approved.

    "Merger Consideration" shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing the Adjusted Dollar Amount by the Trading Price.

    "Net Liabilities" shall mean the amount equal to Total Liabilities minus the Total Current Assets of the Company as of the Closing Date.

    "Parent Common Stock" shall mean shares of the common stock, no par value per share, of Parent.

    "Preferred Merger Consideration" shall mean the sum of the Series A Merger Consideration and the Series B Merger Consideration.

    "Related Agreements" shall mean all such ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby.

    "SEC" shall mean the Securities Exchange Commission.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Series A Exchange Ratio" shall be equal to the quotient obtained by dividing: (i) the Series A Merger Consideration by (ii) the total number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

    "Series A Liquidation Preference" shall mean the product of the per share liquidation preference of the Company's Series A Preferred Stock as provided in the Company's Articles of Incorporation, as amended to date, multiplied by the total number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

    "Series A Merger Consideration" shall mean the Merger Consideration determined by dividing the Series A Liquidation Preference by the Trading Price.

    "Series B Exchange Ratio" shall be equal to the quotient obtained by dividing: (i) the Series B Merger Consideration by (ii) the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

    "Series B Liquidation Preference" shall mean the product of: (i) the per share liquidation preference of the Company's Series B Preferred Stock as provided in the Company's Articles of

Incorporation, as amended to date, multiplied by (ii) the total number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

    "Series B Merger Consideration" shall mean the Merger Consideration determined by dividing the Series B Liquidation Preference by the Trading Price.

    "Signing Price" shall mean the average closing sale price of Parent Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days ending on the third business day prior to the date of this Agreement.

    "Shareholder" shall mean each holder of any Company Capital Stock immediately prior to the Effective Time.

    "Trading Price" shall be equal to the Signing Price, provided, however, that if the Meeting Price is between twenty percent (20%) to twenty-five percent (25%) higher or lower than the Signing Price, the Trading Price shall be equal to the Meeting Price, provided, further, that if the Meeting Price is greater than twenty-five percent (25%) higher than the Signing Price, the Trading Price shall be equal to one hundred twenty-five percent (125%) of the Signing Price, and provided, further, that if the Meeting Price is greater than twenty-five percent (25%) lower than the Signing Price, the Trading Price shall be equal to seventy-five percent (75%) of the Signing Price.

  1.7  Effect of Merger on the Capital Stock of the Constituent Corporations.

    (a) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the Shareholders:

      (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.8)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided for in this Section 1.9(c), a fraction of a share of Parent Common Stock equal to the Common Exchange Ratio.

      (ii) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.8)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Series A Preferred Stock in the manner provided for in Section 1.9(c), a fraction of a share of Parent Common Stock equal to the Series A Exchange Ratio.

      (iii) Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.8)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Series B Preferred Stock in the manner provided for in Section 1.9(c), a fraction of a share of Parent Common Stock equal to the Series B Exchange Ratio.

      (iv) All shares of Parent Common Stock issued in exchange for shares of Company Capital Stock subject to Company repurchase rights or vesting schedules shall be subject to the same repurchase rights and/or vesting schedules and other terms as applicable to such shares of Company

Capital Stock, with Parent succeeding to the rights of the Company thereunder and with a proportionate adjustment to any per share repurchase price applicable to such shares to reflect the applicable Exchange Ratio.

    (b) Company Stock Options; Warrants.

      (i) Assumption of Company Options. At the Effective Time, each Company Option under the Company's 1994 Stock Option Plan (the "Option Plan") or otherwise, whether vested or unvested, will, in connection with the Merger, be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions, including vesting, set forth in the Option Plan and as provided in the respective option agreements immediately prior to the Effective Time, except that (A) such assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product obtained by multiplying the number of shares of Company Capital Stock that were issuable upon exercise in full of such assumed Company Option immediately prior to the Effective Time by the applicable Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time by the applicable Exchange Ratio, rounded up to the nearest whole cent.

      (ii) Assumption Agreement. Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

      (iii) Option Status. It is the intention of the parties that Parent Options issued by Parent following the Closing will, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent Company Options qualified as incentive stock options immediately prior to the Closing.

    (c) Capital Stock of Sub. Each share of common stock, no par value per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

    (d) Adjustment to Parent Common Stock. The number of shares of Parent Common Stock issuable hereunder shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof.

    (e) Fractional Shares. No fractional share of Parent Common Stock shall be issued in the Merger. In lieu thereof, any fractional share shall be rounded up to the nearest whole share of Parent Common Stock.

    (f) Withholding Taxes. Any cash amount payable to any Shareholder pursuant to Section 1.7(a) shall be subject to, and reduced by, the amount of any state or federal withholding taxes incurred (and not previously paid by or on behalf of such Shareholder or the Company) in connection with the Merger of Company Capital Stock upon the exercise of Company Options or upon payment of a bonus in the form of Company Capital Stock, if any, by such Shareholder.

  1.8  Dissenting Shares.

    (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by a Shareholder who has exercised and perfected appraisal rights for such shares in accordance with Oregon Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.7, but the holder thereof shall only be entitled to such rights as are granted by Oregon Law.

    (b) Notwithstanding the provisions of subsection 1.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the shares of Parent Common Stock to which such Shareholder would otherwise be entitled under Section 1.7(a) (less the number of shares allocable to such Shareholder that have been deposited into the Escrow Fund on such holder's behalf pursuant to Article VII), upon surrender of the certificate representing such shares.

    (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Oregon Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that the Company makes any payment or payments in respect of any Dissenting Shares prior to the Effective Time, Parent shall be entitled to recover under the terms of Article VII hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been payable in respect of such shares.

  1.9  Surrender of Certificates.

    (a) Exchange Agent. Boston Equiserve (or such other entity as selected by Parent) shall serve as exchange agent (the "Exchange Agent") in the Merger.

    (b) Parent to Provide Common Stock. Within three (3) business days after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable pursuant to Section 1.7(a) in exchange for all the outstanding shares of Company Capital Stock; provided, however, that on behalf of the Shareholders, pursuant to Section 7.2 hereof, Parent shall deposit into an escrow account ten percent (10%) of the Merger Consideration otherwise issuable to the Shareholders pursuant to Section 1.7(a) (the "Escrow Amount"). The portion of the Escrow Amount contributed on behalf of each Shareholder shall be in proportion to the aggregate number of Merger Consideration which such Shareholder would otherwise be entitled to receive in the Merger by virtue of ownership of outstanding shares of Company Capital Stock.

    (c) Exchange Procedures. On the Closing Date, the Shareholders will surrender the certificates representing their Company Capital Stock (the "Certificates") to the Exchange Agent for cancellation together with the Shareholder Certificate in the form of Exhibit C hereto and a letter of transmittal in such form and having such provisions as Parent may reasonably request. Parent shall provide such Shareholder Certificate and letter of transmittal to the Shareholders at least three (3) business days prior to the Closing Date. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and a Shareholder Certificate, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent will promptly (but in no event more than five (5) business days after the Effective Time) deliver to the holder of such Certificate in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 1.9(b) and
Article VII) to which such Shareholder is entitled pursuant to Section 1.7, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the right to receive the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been converted pursuant to this Article I (except as may otherwise be provided under Oregon Law with respect to Dissenting Shares). As soon as practicable after the Effective Time (but in no event more than five (5) business days after the Effective Time), and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount, which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holder on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII.

    (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to any holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

    (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

    (f) Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the number of shares of Parent Common Stock, if any, as may be required pursuant to Section 1.7; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

    (g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.10 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.11 Dissenting Shares After Payment of Fair Value. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to dissenting shareholders of the Company pursuant to Oregon Law and this Article I, shall be canceled.

  1.12 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall: (i) constitute a reorganization within the meaning of
Section 368 of the Code and (ii) to the extent possible, qualify for accounting treatment as a pooling of interests. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

  1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to consummate the Merger, to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                  ARTICLE II.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Sub, and each Principal Shareholder severally but not jointly hereby represents and warrants to Parent and Sub (but only to such Principal Shareholder's Knowledge), subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the "Disclosure Schedule") and dated as of the date hereof, that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

  2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.
The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect. The
Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name.

  2.2 Subsidiaries. The Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

  2.3  Company Capital Structure.

    (a) The authorized capital stock of the Company consists of 15,000,000 shares of authorized Common Stock and 4,000,000 shares of authorized Preferred Stock, 300,000 of which are designated Series A Preferred Stock ("Series A Preferred") and 880,000 of which are designated Series B Preferred Stock ("Series B Preferred"). 4,495,000 shares of Common Stock, 300,000 shares of Series A Preferred and 880,000 shares of Series B Preferred are issued and outstanding as of the date hereof. Each share of Series A Preferred is convertible into 1.274080 shares of Common Stock and each share of Series B Preferred is convertible into 1.107634 shares of Common Stock. The Company Capital Stock is held by the persons, with the domicile addresses and in the amounts set forth in Section 2.3(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of the Company's Capital Stock. There are not outstanding any adjustments made or required to be made to the conversion prices set forth in the Company's current Articles of Incorporation. The Company has no other capital stock authorized, issued or outstanding.

    (b) Except for the Option Plan(s), the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 1,000,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the Option Plan none of which have been exercised and 533,456 shares are subject to outstanding unexercised options. Section 2.3(b) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated by the transactions contemplated by this Agreement, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Except for the Company Options, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Section 2.3(b) of the Disclosure Schedule, there is no outstanding Company Capital Stock which is subject to vesting. Section 2.3(b) of the Disclosure Schedule sets forth the name of the holder of any Company Capital Stock subject to vesting, the number of shares of Company Capital Stock subject to vesting and the vesting schedule for such Company Capital Stock, including the extent vested to date and whether the vesting of such shares of Company Capital Stock will be accelerated by the transactions contemplated by this Agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. As a result of the Merger, Parent will be the record and sole beneficial owner of all outstanding Company Capital Stock and all rights to acquire or receive any Company Capital Stock, whether or not such Company Capital Stock is outstanding.

  2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and the agreements delivered in connection with this Agreement (the "Related Agreements") to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement has been, and any Related Agreements to which the Company is a party have been or will have been prior to the Effective Time, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

  2.5 No Conflict. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery of this Agreement and any Related Agreements to which it is party by the Company do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a "Conflict") under (i) any provision of the Articles of Incorporation and Bylaws of the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets; except for a Conflict under subsection (ii) or (iii) above that would not have a Material Adverse Effect on the Company or on the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement.

  2.6 Consents. Except as set forth in Section 2.6 of the Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that have been obtained or made or will be obtained or made prior to the Effective Time, (iii) consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on the Company or on the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement and (iv) the filing of the Merger Agreement with the Secretary of State of the State of Oregon.

  2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company's balance sheet as of December 31, 1997 and the related statements of income and cash flow for the twelve-month period ended December 31, 1997 and the Company's balance sheet as of June 30, 1998, and the related statements of income and cash flow for the six months then ended (the "Financials"). The Financials are correct in all material respects and have been prepared in accordance with GAAP, applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Financials do not contain all the notes that may be required by GAAP). The Financials present fairly the consolidated financial condition and consolidated operating results of the Company and any consolidated subsidiaries as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance. The Company's Balance Sheet as of June 30, 1998 shall be hereinafter referred to as the "Current Balance Sheet."

  2.8 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, (ii) has not arisen in the ordinary course of business consistent with past practices since June 30, 1998 or (iii) exceed $25,000.

  2.9 No Changes. Except as set forth in Section 2.9 of the Disclosure Schedule, since June 30, 1998, there has not been, occurred or arisen any (other than or contemplated by this Agreement or the Related Agreements):

    (a) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

    (b) capital expenditure or commitment by the Company, either individually exceeding $25,000 or in the aggregate exceeding $100,000.

    (c) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

    (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

    (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

    (f) revaluation by the Company of any of its assets;

    (g) declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital Stock or any direct or indirect redemption, purchase or other acquisition by the Company of its Capital Stock;

    (h) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person;

    (i) any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound or any termination, extension, amendment or modification the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound other than in the ordinary course of the Company's business;

    (j) sale, lease, license or other disposition of any of the assets or properties of the Company or any creation of any security interest in such assets or properties other than in the ordinary course of the Company's business;

    (k) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practice;

    (l) incurrence by the Company of any liability in excess of $25,000 individually or $100,000 in the aggregate;

    (m) waiver or release of any right or claim of the Company including any write-off or other compromise of any account receivable of the Company;

    (n) the commencement or notice or threat or reasonable basis therefor of any lawsuit or, to the Company's Knowledge, proceeding or investigation against the Company or its affairs;

    (o) notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13) or of infringement by the Company of any other person's Intellectual Property (as defined in Section 2.13);

    (p) issuance or sale, or contract to issue or sell, by the Company of any shares of its capital stock or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing, except for options to purchase capital stock of the Company granted to employees of the Company in the ordinary course of business consistent with past practice;

    (q) (i) selling or entering into any license agreement with respect to the Company Intellectual Property with any third party or (ii) buying or entering into any license agreement with respect to the Intellectual Property of any third party or (iii) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.13) to the Company;

    (r) any event or condition of any character that has had a Material Adverse Effect on the Company;

    (s) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices; or

    (t) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through
(s) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

  2.10 Tax Matters.

    (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause
(i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b) Tax Returns and Audits.

      (i) As of the Effective Time the Company will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

      (ii) As of the Effective Time the Company (A) will have paid all Taxes it is required to pay and will have withheld with respect to its employees all federal and state income taxes, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet all Taxes attributable to the periods covered by the Current Balance Sheet and will not have incurred any liability for Taxes for the period prior to the Effective Time other than in the ordinary course of business.

      (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

      (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

      (v) No adjustment relating to any Returns filed by the Company has been proposed formally or informally by any Tax authority to the Company or any representative thereof.

      (vi) The Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

      (vii) The Company has made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns for the Company filed for all periods since its inception.

      (viii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

      (ix) The Company does not have Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

      (x) None of the Company's assets are treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

      (xi) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under applicable law.

      (xii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

      (xiii) The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement.

      (xiv) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

      (xv) The Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

      (xvi) No adjustments relating to any Return filed by the Company have been proposed formally or informally by any tax authority to the Company or any representative thereof.

    (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which Company is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  2.11 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or, to the Company's Knowledge, otherwise binding upon the Company which has or may have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

  2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

    (a) The Company does not own any real property, and has never owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

    (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Current

Balance Sheet and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

    (c) Section 2.12(c) of the Disclosure Schedule lists all material items of equipment (the "Equipment") owned or leased by the Company and such Equipment is, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in acceptable operating condition, regularly and properly maintained, subject to normal wear and tear.

    (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer and end-user files and other customer and end-user information it compiles relating to customers or end-users of the Company's current and former customers or end-users (the "Customer Information"). To the Company's Knowledge, no person other than the Company possesses any claims or rights with respect to use of the Customer Information.

  2.13 Intellectual Property.

    (a) For the purposes of this Agreement, the following terms have the following definitions:

      (i) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, and (ix) any similar, corresponding or equivalent rights to any of the foregoing and (x) all documentation related to any of the foregoing.

      (ii) "Company Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to the Company.

      (iii) "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

    (b) Section 2.13(b) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

    (c) Except as set forth in Section 2.13(c) of the Disclosure Schedule, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.13(b) of the Disclosure Schedule and all Intellectual Property licensed to the Company, is free and clear of any Liens. To the Company's Knowledge, the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company (other than with respect to products acquired from third parties). The Company owns exclusively, and has good title to, all copyrighted works that are Company products or other works of authorship that the Company otherwise purports to own.

    (d) To the extent that any Intellectual Property has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, by operation of law or by valid assignment, all such Intellectual Property.

    (e) Except as set forth in Section 2.13(e) of the Disclosure Schedule, the Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other person.

    (f) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of its business as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of the products, technology and services of the Company (including products, technology or services currently under development).

    (g) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in Section 2.13(g) of the Disclosure Schedule include all contracts, licenses and agreements to which the Company is a party with respect to any license or assignment of Intellectual Property. Except as listed in Section 2.13(g) of the Disclosure Schedule, no person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

    (h) Section 2.13(h) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company.

    (i) (A) The operation of the business of the Company as it currently is conducted, including but not limited to the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate any Intellectual Property (other than trademarks, trade names and service marks) of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received any notice from any person that the operation of the business of the Company as it currently is conducted, including but not limited to the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property (other than trademarks, trade names and service marks) of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company aware of any basis therefor).

      (B) To the Knowledge of the Company, the operation of the business of the Company as it currently is conducted, including but not limited to the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate any trademark, trade name and service mark of any person.

    (j) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Except as set forth in Disclosure Schedule 2.13(j), to the Company's Knowledge, there are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Intellectual Property. In each case in which the Company has acquired any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

    (k) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

    (l) To the Company's Knowledge, no person is infringing or misappropriating any Company Intellectual Property.

    (m) The Company has taken all steps that are reasonably necessary to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and all current and former employees, consultants and contractors of the Company have executed such an agreement.

    (n) To the Company's Knowledge, after reasonable inquiry, no Company Intellectual Property or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

    (o) To the Company's Knowledge, no: (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

    (p) Except as set forth in Disclosure Schedule 2.13(p), all of the Company's products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates.

  2.14 Agreements, Contracts and Commitments.

    (a) Except as set forth in Sections 2.13(g), 2.13(h) or 2.14(a) of the Disclosure Schedule, the Company is not a party to nor is it bound by:

      (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

      (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

      (iii) any fidelity or surety bond or completion bond;

      (iv) any lease of personal property with fixed annual rental payments in excess of $10,000;

      (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

      (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 either individually or $25,000 in the aggregate;

      (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

      (viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

      (ix) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate;

      (x) any construction contracts;

      (xi) any dealer, distribution, joint marketing or development agreement;

      (xii) any sales representative, original equipment manufacturer, value added reseller, remarketer or other agreement for distribution of the Company's products or services; or

      (xiii) any other agreement, contract or commitment that involves $10,000 or more or is not cancelable without penalty within thirty (30) days.

    (b) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it is bound (collectively a "Contract"), nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification after the Closing. Following the Effective Time, the Company will be permitted to exercise all of the Company's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

  2.15 Interested Party Transactions. No officer, director or Shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

  2.16 Governmental Authorization. Section 2.16 of the Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental

Entity (i) pursuant to which the Company currently operates or holds any interest in any of their properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

  2.17 Litigation. There is no action, suit or proceeding of any nature pending nor has the Company received notice (oral or written) of any actions, suits or proceedings threatened against the Company, its properties or any of its officers or directors, nor to the Knowledge of the Company, is there any reasonable basis therefor. There is no investigation pending or threatened against the Company, its properties or any of its officers or directors (nor to the Knowledge of the Company is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

  2.18 Accounts Receivable.

    (a) The Company has made available to Parent a list of all accounts receivable of the Company ("Accounts Receivable") as of June 30, 1998, and will provide to Parent a list of all Accounts Receivable of the Company as of the Closing Date, along with a range of days elapsed since invoice.

    (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No person has any lien, encumbrance or other similar right with respect to any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

  2.19 Minute Books. The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the incorporation of the Company.

  2.20 Environmental Matters.

    (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of the Company in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

    (b) Hazardous Materials. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

    (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company as such activities and businesses are currently being conducted.

    (d) Environmental Liabilities. To the Company's Knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending nor has the Company received notice (oral or written) of any action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

  2.21 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.21 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.21 of the Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

  2.22 Employee Matters and Benefit Plans.

    (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.22(a)(i) below (which definition shall apply only to this Section 2.22), for purposes of this Agreement, the following terms shall have the meanings set forth below:

      (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

      (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

      (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

      (iv) "DOL" shall mean the Department of Labor;

      (v) "Employee" shall mean any current or former employee, consultant or director of the Company or any Affiliate;

      (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

      (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

      (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

      (ix) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

      (x) "IRS" shall mean the Internal Revenue Service;

      (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

      (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

      (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

    (b) Schedule. Schedule 2.22(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement under each Company Employee Plan or Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

    (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee

Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

    (d) Employee Plan Compliance. (i) The Company has performed all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company
Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Sub, the Company or any Affiliate (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and
(vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

    (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

    (f) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been required to contribute to any Multiemployer Plan.

    (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

    (h) COBRA. Neither the Company nor any Affiliate has, prior to the Effective Time, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

    (i) Effect of Transaction.

      (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

      (ii) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (ii) thereof).

    (j) Employment Matters. The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
(ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

    (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated against the Company relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company, Parent, Sub or any Affiliate. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

     (l) No Interference or Conflict. No shareholder, officer, employee or consultant of the Company is obligated under any contract or agreement subject to any judgement, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

  2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. To the Company's Knowledge, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and any covered parties are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Company's Knowledge, there is no threatened termination of, or premium increase with respect to, any of such policies.

  2.24 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

  2.25 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.13(h) of the Disclosure Schedule, the Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company.

  2.26 Pooling of Interests. To the Knowledge of the Company, based on consultation with its independent accountants, neither the Company nor any of its directors, officers, affiliates or shareholders has taken any action which would preclude the Parent's and Company's ability to account for the Merger as a pooling of interests.

  2.27 Proxy Statement and Shareholder Information Statement. The information supplied by the Company for inclusion in the Proxy Statement or the Shareholder Information Statement (each as defined below) will not on the date it (or any amendment or supplement thereto) is first sent to Shareholders, at the time of the Company Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or the Shareholder Information Statement, the Company will promptly inform the Parent and Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub that is contained in any of the foregoing documents.

  2.28 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been reasonably requested by Parent or its counsel.

  2.29 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement or furnished in or in connection with documents mailed or delivered to the Shareholders for use in soliciting their consent to this Agreement and the Merger contains or will contain at the Effective Time (when read together with the Proxy Statement and Shareholder Information Statement (as amended or supplemented) at the Effective Time), any untrue statement of a material fact, or omits or will omit at the Effective Time (when read together with the Proxy Statement and Shareholder Information Statement (as amended or supplemented) at the Effective Time), to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                 ARTICLE III.

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

  Parent and Sub jointly and severally represent and warrant to the Company that on the date hereof (except as expressly provided otherwise below and except as may be modified to appropriately reflect the Parent's planned reorganization into a Delaware corporation or a subsidiary of a Delaware corporation) and as of the Effective Time as though made at the Effective Time as follows:

  3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the ability of Parent and Sub to consummate the Merger or the other transactions contemplated hereby.

  3.2 Charter and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. Neither parent nor Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

  3.3 Authority. Each of Parent and Sub has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no further action is required on the part of Parent or Sub to authorize this Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been, and any Related Agreements to which Parent or Sub is a party have been or will have been prior to the Effective Time, duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the valid and binding obligations of Parent and Sub, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

  3.4 Merger Shares. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable and will be issued in compliance with all applicable federal and state securities laws.

  3.5 No Conflict. The execution and delivery of this Agreement and any Related Agreement to which Parent or Sub is a party by Parent or Sub, as the case may be, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the Articles of Incorporation, as amended, and Bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or Sub or any of their respective properties or assets are subject and that has been filed as an exhibit to Parent's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, except for a Conflict under subsection (ii) or (iii) above that would not have a Material Adverse Effect on the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement.

  3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required, including a party to any agreement with Parent or Sub (so as not to trigger any Conflict) by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that have been obtained or made or will be obtained or made prior to the Effective Time, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on the Parent, Sub and Parent's other subsidiaries taken as a whole, or on the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement, and (iv) the filing of the Merger Agreement with the Secretary of State of the State of Oregon.

  3.7 Proxy Statement and Shareholder Information Statement. The information supplied by Parent for inclusion in the Proxy Statement and Shareholder Information Statement will not, on the date it (or any amendment or supplement thereto) is first mailed to Shareholders, at the time of the Company Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event relating to Parent, Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Sub which should be set forth in an amendment or a supplement to the Proxy Statement or Shareholder Information Statement, Parent or Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to any information supplied by the Company or the Shareholders that is contained in any of the foregoing documents.

  3.8 Other Matters. Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Sub has not conducted any business activities and does not have any material liabilities or obligations.

  3.9 SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) at the time they were filed, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact require to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Sub make no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed. None of the Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) (the "Parent Financial Statements") contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be, individually or in the aggregate, materially adverse to Parent and its subsidiaries taken as a whole.

                                  ARTICLE IV.

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due consistent with the past practices of the Company, and, to the extent consistent with such business, use its reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and Key Employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it (although the Company is not required to continue any commercial agreements with any of its customers other than Parent), all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company. Except as expressly contemplated by this Agreement as set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed (provided, however, that with respect to the items (c), (d), (m), (n), (o), (q), (s) and (u), and with respect to item (g) to the extent the Company has issued options to purchase less than 200,000 shares of Company Capital Stock since the date of this Agreement, and with respect to (x) as it applies to any of the aforementioned items, if Parent does not respond within five (5) business days of a written request (in accordance with Section 9.1) from Company for consent to an action described in such item, such consent shall be deemed to have been given):

    (a) Except in the ordinary course of business and consistent with past practice, (i) sell or enter into any license agreement with respect to the Company Intellectual Property with any person or entity or (ii) buy or enter into any license agreement with respect to the Intellectual Property of any person or entity;

    (b) Transfer to any person or entity any rights to the Company Intellectual Property;

    (c) Enter into or amend: (i) any Contract with a customer, (ii) any single Contract (or series of related Contracts) with a potential obligation of $25,000 or more or (iii) multiple Contracts in any calendar month with aggregate potential obligation of $100,000 or more;

    (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

    (e) Commence any litigation or settle: (i) any litigation for $25,000 or more or (ii) any litigation relating to intellectual property rights;

    (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company or options, warrants or other rights exercisable therefor (except for the Company's repurchase of Company Capital Stock from its employees at the purchase price paid by such employees for such stock);

    (g) Issue, grant, deliver or sell, contract to issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock (other than upon the exercise of currently outstanding stock options) or securities convertible into or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

    (h) Cause or permit any amendments to its Articles of Incorporation or Bylaws or other organizational documents;

    (i) Propose or discuss acquiring or acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof other than Parent, Sub or any other Parent subsidiary, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

    (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices;

    (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

    (l) Incur liabilities in excess of $390,000 (other than amounts borrowed under the Company Loan (defined below));

    (m) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

    (n) Grant any severance or termination pay: (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

    (o) Adopt any employee benefit plan, or enter into any employment contract (other than a contract expressly providing for at-will employment), or pay or agree to pay any special bonus or special remuneration to any director;

    (p) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

    (q) Pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

    (r) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

    (s) Enter into any strategic alliance or joint marketing arrangement or agreement;

    (t) Accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

    (u) (i) Terminate any Key Employee, (ii) encourage any employee to resign,
(iii) hire an employee with an annual salary and bonus in excess of $60,000 or
(iv) hire an officer;

    (v) Take any action that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests whether or not otherwise permitted under this Section 4.1;

    (w) Take any other action inconsistent with past practice or outside the ordinary course of business; or

    (x) Agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (w) above;

    (y) Take, or agree in writing or otherwise to take, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  4.2 No Solicitation.

     (a) For purposes of this Section 4.2, the following terms shall have the following meanings:

      (i) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Company Acquisition Transaction.

      (ii) A party's "Associates" shall include such party's subsidiaries and other affiliates and the respective directors, officers, employees, agents, representatives, consultants, accountants, attorneys and advisors of such party and its affiliates;

      (iii) "Company Acquisition Transaction" shall mean any transaction not contemplated by this Agreement involving:

        (A) any sale, lease, exchange, transfer or other disposition of the assets of the Company or any subsidiary of the Company constituting more than 50% of the consolidated assets of the Company or accounting for more than 50% of the consolidated revenues of the Company in any one transaction or in a series of related transactions; or

        (B) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any person, group or entity involving more than 50% of the outstanding shares of capital stock of the Company; or

        (C) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving the Company other than any transaction which results in the Shareholders of the Company before the transaction continuing to hold at least 50% of the outstanding voting securities of the Company after such transaction.

      (iv) For purposes of this Section 4.2, "Termination Date" shall mean the earlier of (i) December 31, 1998, (ii) the Closing Date, (iii) the date Parent terminates this Agreement, or (iv) the date Parent terminates the commercial agreement between Parent and Company for any reason other than the Shareholders of the Company voting against the Merger at the Company Shareholders Meeting (as defined below).

    (b) The Company agrees that prior to and through the Termination Date, it shall not, directly or indirectly, and shall not authorize or permit any Associate of the Company to (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal,
(ii) furnish any information regarding the Company or any subsidiary of the Company to any person, group or entity in connection with or in respect to any Acquisition Proposal, (iii) continue or engage in discussions with any person, group or entity with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent, term sheet or similar document or any contract, commitment or other obligation of any kind contemplating or otherwise relating to any Company Acquisition Transaction (other than with Parent and Sub). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by an Associate of the Company shall be deemed to constitute a breach of this
Section 4.2. In addition, the Company agrees that any negotiations with respect to any of the above activities (other than negotiations with Parent and Sub) in progress as of the date hereof will be suspended during the period from the date hereof through the Termination Date. In the event that the Company receives, directly or indirectly, any Acquisition Proposal, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such Acquisition Proposal and the specific terms of such Acquisition Proposal. The Company agrees that its obligations under this Section 4.2 are necessary and reasonable in order to protect Parent and its business, and expressly agrees that monetary damages would be inadequate to compensate Parent for any breach of this Section 4.2. Accordingly, the Company agrees and acknowledges that any such violation of threatened violation will cause irreparable injury to Parent and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Parent shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving damages.


                                  ARTICLE V.

                             ADDITIONAL AGREEMENTS

  5.1 Proxy Statement and Shareholder Information Statement.

    (a) The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Shareholders pursuant to Section 1.7 shall constitute "restricted securities" within the meaning of Rule 144 under the Securities Act. The certificates for the shares of Parent Common

Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares. It is acknowledged and understood that Parent is relying upon certain written representations made by the Shareholders in the Shareholder Certificate. In order to provide for the registration of the shares of Parent Common Stock to be issued in the Merger, the parties hereto shall enter into a separate registration rights agreement ("Registration Rights Agreement") in the form attached hereto as Exhibit D. As provided in the Registration Rights Agreement, Parent shall file a Registration Statement on Form S-3 (to provide for the registered resales of such shares).

    (b) Within 30 days prior to the Company Shareholders Meeting, the Company shall have completed, with the cooperation of Parent, a proxy statement (the "Proxy Statement"), and Parent shall have completed, with the cooperation of the Company, a shareholder information statement (the "Shareholder Information Statement"). Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and the Shareholder Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement and Shareholder Information Statement. The Proxy Statement and the Shareholder Information Statement shall include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger. The Company will cause the Proxy Statement and the Shareholder Information Statement to be delivered to the Shareholders, at the earliest practicable time after such documents are completed and in no event later than 20 days prior to the date of the Company Shareholders Meeting (as defined below).

    (c) The Company and Parent will prepare and file any other filings required under any Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent will notify the other promptly upon the receipt of any correspondence or communications from any government officials concerning the Shareholder Information Statement, the Proxy Statement or any Other Filing and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any other government officials, on the other hand, with respect to the Shareholder Information Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Shareholder Information Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Shareholder Information Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in preparing, and mailing to the Shareholders, such amendment or supplement.

    (d) The Company shall, pursuant to Oregon Law, and its Articles of Incorporation and Bylaws, properly notice, convene and hold a shareholder's meeting to vote on this Agreement and the transactions contemplated hereby on October 9, 1998 (the "Company Shareholders Meeting"), provided, however, that such date may be delayed up to sixty (60) days by Parent in the event Parent or the Company reasonably requires additional time to complete, amend or supplement the Proxy

Statement or Shareholder Information Statement or to close the transactions contemplated by the Agreement and Plan of Reorganization between the Parent, Starwave Corporation and Disney Enterprises, Inc., as publicly announced on or about June 18, 1998 (the "Disney Transaction"); provided, further, that the Company Shareholders Meeting may be held on such other date as Parent and Company mutually agree. The Company shall use its best efforts to obtain the vote of its Shareholders sufficient to approve the Merger and this Agreement and to enable the Closing.

  5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours and upon reasonable notice during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request and (c) all Key Employees of the Company. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including by returns and supporting documentation) promptly upon request. Parent shall, at the Company's request, provide the Company with all documents filed by Parent with the SEC on a nonconfidential basis prior to the Closing Date and will respond to other reasonable requests from the Company for other specific, relevant, nonconfidential information concerning Parent. No information or knowledge obtained in any investigation pursuant to this
Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Standstill Agreement effective as of July 10, 1998 between the Company and Parent.

  5.4 Expenses.

    (a) Whether or not the Merger is consummated, except as set forth in
Section 5.4(b), all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, investment banking, broker, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

    (b) In the event that the Merger is consummated, Parent agrees to pay those Third Party Expenses incurred by the Company and paid by or payable to Lisa Gansky, the Company's legal counsel and the Company's accountants, and Parent shall have full recourse to the Escrow Fund (as defined herein) for payment of all Third Party Expenses incurred by the Company exceeding the Estimated Third Party Expenses (but only to the extent the actual Third Party Expenses exceed $310,000). The Company shall not, however, be obligated to refund or otherwise pay any amounts into the Escrow Fund or to the Shareholders in the event that the actual Third Party Expenses are less than the Estimated Third Party Expenses and/or less than $310,000.

    (c) In the event that the Merger is consummated, the Parent agrees to pay the Third Party Expenses incurred by the Company in connection with the audit of the Company's financial statements and preparation of the letter described in Section 6.3(p) (if requested).

  5.5 Public Disclosure. Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent regarding the subject matter of this Agreement prior to release. Any public announcement by Parent regarding the subject matter of this Agreement shall be delivered to the Company prior to release.

  5.6 Consents. The Company shall use its best efforts to obtain the consents, waivers, assignments and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company thereunder.

  5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

  5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

  5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which is likely to cause any representation or warranty of the Company or the Principal Shareholders contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or the Principal Shareholders, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company pursuant to this Section 5.9, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

  5.10 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

  5.11 Termination of Employment Agreements. The Company agrees to terminate all employment agreements immediately prior to the Closing Date (other than the employment agreements contemplated by this Agreement); provided, however, that all provisions of such agreements relating to confidentiality and invention assignment shall not be terminated and shall survive the termination of such agreements indefinitely and provided that the Company shall not be required to terminate any employment agreement with any at-will employee.

  5.12 Non-Disclosure Agreements. Company agrees to use its best efforts to cause all of its current employees and consultants to execute, to the extent they have not already done so, a Non-Disclosure Agreement (with Intellectual Property assignment provisions) in substantially the form currently used by the Company.

  5.13 Employee Compensation; Relocation. Each employee of the Company who remains an employee of Parent after the Effective Time shall be eligible, upon completion of Parent's standard employee background and reference check, to receive salary and benefits (such as medical benefits, bonuses, 401(k) and stock options) consistent with Parent's standard human resource policies. The expected total employee compensation package to be given to each employee of the Company after the Merger shall be substantially as described on Schedule A hereto. In the event that Parent relocates the Company's operations to the Bay Area within two (2) years after the Closing Date, Parent will pay the reasonable and properly documented relocation expenses of all current employees of the Company that relocate to the Bay Area with the Company and/or Surviving Corporation; provided, however, that the Parent's aggregate obligation to pay relocation expenses under this section shall not exceed $100,000.

  5.14 Affiliate Agreements. Schedule 5.14 sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person a "Rule 145 Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Closing Date) from each of the Rule 145 Affiliates of the Company, an executed Affiliate Agreement ("Affiliate Agreement") in the form attached hereto as Exhibit E, each of which will be in full force and effect as of the Effective Time. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

  5.15 Tax-Free Reorganization. The parties intend to adopt this Agreement and the Merger as a tax-free plan of reorganization under Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(E) of the Code. The Parent Common Stock issued in the Merger will be issued solely in exchange for the Company Capital Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Company Capital Stock. No consideration that could constitute "other property" within the meaning of Section 356(b) of the Code is being transferred by Parent for the Company Capital Stock in the Merger. The parties shall not take a position on any tax return inconsistent with this
Section 5.15. From and after the Closing, neither Parent, Sub nor the Company shall take any action that could reasonably be expected to cause the Merger not to be treated as a reorganization within the meaning of Section 368 of the Code.

  5.16 Pooling Accounting. Company shall, to the extent possible, cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Company shall, to the extent possible, cause its Affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

  5.17 Loan. Upon the execution of this Agreement Parent shall loan $360,000 to the Company (the "Company Loan") in the form of a check payable to the Company. The Company Loan shall be evidenced by a secured promissory note substantially in the form of Exhibit H (the "Promissory Note").

  5.18 Directors' and Officers' Indemnification.

     (a) From and after the Effective Time, Parent shall: (i) assume, as of the Effective Time, all obligations of the Company under Article 7 of the Company's Articles of Incorporation, as currently in effect, and (ii) to pay all amounts that become due and payable under such provisions.

     (b) This Section 5.18 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Company and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties.

  5.19 S-8 Registration. Not later than thirty (30) days after the Closing Date, Parent shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock subject to Assumed Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Assumed Options may remain outstanding.

                                  ARTICLE VI.

                           CONDITIONS TO THE MERGER

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) No Injunction or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administration, agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     (b) Governmental Approval. Approvals from Governmental Entities (if any) deemed appropriate or necessary by any party to this Agreement shall have been timely obtained.

    (c) Litigation. There shall be no bona fide action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent, Sub, the Company or the Principal Shareholders, their respective properties or any of their officers, directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

    (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods under the HSR Act relating to the transactions contemplated hereby (if any) will have expired or terminated early.

    (e) Tax Opinions. Parent and the Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, P.C. and Pillsbury Madison & Sutro LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if the other party's counsel renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

  6.2 Additional Conditions to Obligations of Company and the Principal Shareholders. The obligations of the Company and the Principal Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

    (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

    (b) Legal Opinion. Company shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to the Company, concerning Parent's issuance of the Parent Common Stock in the Merger.

    (c) Registration Rights Agreement. The Parent shall have executed and delivered the Registration Rights Agreement to the Shareholder Representative.

    (d) Employment and Noncompetition Agreements. The Parent shall have executed and delivered to each Key Employee his or her Employment Agreement and all of such Employment Agreements shall be in full force and effect.

    (e) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Sub for the due authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Sub.

     (f) Employee Offers. Parent shall have made offers of employment as set forth in Section 5.13 and shall not have withdrawn such offers of employment.

     (g) Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by a Vice President of Parent to the effect that, as of the Effective Time:

      (i) all representations and warranties made by Parent and Sub in this Agreement are true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time; and

      (ii) all covenants and obligations of this Agreement to be performed by Parent on or before such date have been so performed in all material respects.

  6.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

     (a) Representations, Warranties and Covenants. The representations and warranties of the Company and the Principal Shareholders (as modified by the Disclosure Schedule) in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time (except to the extent such representations and warranties have been modified by actions of the Company not prohibited by Section 4.1) and the Company and the Principal Shareholders shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

     (b) Claims. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or may have a Material Adverse Effect on the Company.

     (c) Third Party Consents. Any and all consents, waivers, assignments and approvals listed in the Disclosure Schedule shall have been obtained.

     (d) Legal Opinion. Parent shall have received a legal opinion from counsel to the Company in form and substance reasonably satisfactory to Parent.

     (e) Registration Rights Agreement. Each Shareholder shall have executed and delivered the Registration Rights Agreement to Parent.

     (f) Employment and Noncompetition Agreements. Each of the Key Employees shall each have executed and delivered to Parent their respective Employment Agreement in the forms attached hereto as Exhibits G-1 and G-2 (the "Employment Agreements") and all of such Employment Agreements shall be in full force and effect. In addition, each of the Key Employees shall be an employee of the Company on the Closing Date.

     (g) Shareholder Certificate. Each Shareholder and holder of Company Options shall have executed and delivered to Parent a Shareholder Certificate.

     (h) No Material Adverse Changes. Except as set forth in the Disclosure Schedule, there shall not have occurred any material adverse change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued) or financial condition of the Company since the date of this Agreement.

     (i) Shareholder Approval. Shareholders holding at least ninety percent (90%) of the Company's Capital Stock shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby, and holders of not more than ten percent (10%) of Company Capital Stock shall continue to have a right to exercise appraisal, dissenters or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

     (j) Affiliate Agreements. Each of the persons listed in Section 5.14 of the Disclosure Schedule shall have executed an Affiliate Agreement.

     (k) Contracts. Except as set forth in paragraphs (1), (m), and (n) of this Section 6.3 below and Schedule 6.3(k), each Contract listed in Sections 2.13(g) and 2.14(a) of the Disclosure Schedule shall be in full force and effect and the Company shall not have received notice of termination of any such Contract.

     (l) Termination of Registration Rights and Covenants, Warrants and Convertible Debt. All registration rights relating to the Company Capital Stock and all covenants of the Company contained in the Series A Preferred Stock Purchase Agreement(s) between the Company and certain investors and the Series B Stock Purchase Agreement(s) between the Company and certain investors shall have been terminated. All warrants and other rights to purchase Company Capital Stock (other than assumed Company Options) shall have been exercised or otherwise terminated and all debt of the Company convertible into Company Capital Stock shall have been converted. Parent shall have received evidence that as of the Effective Time each unexercised Company warrant shall have been exercised or terminated and all convertible securities (debt or equity) shall have been exercised or converted into Company Common Stock to the satisfaction of Parent.

     (m) Termination of Employment Agreements. All employment agreements between the Company and any other person shall have been terminated as contemplated in Section 5.11.

     (n) Closing Balance Sheet. Parent shall have received from the Company at least three business days prior to the Closing Date the Estimated Balance Sheet.

     (o) Estimated Third Party Expenses. Parent shall have received from the Company at least three business days prior to the Closing Date a detailed schedule of the Estimated Third Party Expenses paid or payable by the Company certified as to correctness by the Company and the Principal Shareholders and in a form reasonably satisfactory to Parent.

     (p) Opinion of Accountants. If Parent determines that it is appropriate to characterize the Merger as a pooling of interests, Parent and the Company shall have received a letter from Ernst & Young LLP, dated within two (2) business days prior to the Closing Date, regarding its concurrence with Parent's and the Company's managements' conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

     (q) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to the effect that, as of the Effective Time:

      (i) all representations and warranties made by the Company and the Principal Shareholders in this Agreement are true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time;

      (ii) all covenants and obligations of this Agreement to be performed by the Company on or before such date have been so performed in all material respects; and

      (iii) the provisions set forth in Sections 6.3(b), (c), (h), (i), (k),
(l) and (m) have been satisfied.

                                 ARTICLE VII.

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

  7.1 Survival of Representations and Warranties. All of the Company's and Shareholder's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the earlier of: (a) the date which is the date of the auditor's report for the first audit of Parent's financial statements after the Closing Date or (b) the date which is one year following the Closing Date (the "Expiration Date"). All of Parent's and Sub's representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive for one (1) year following the Closing.

  7.2 Indemnification; Escrow Arrangements.

     (a) Indemnification. Each Shareholder jointly and severally agrees to indemnify and hold Parent, Sub and their officers, directors and affiliates (the "Indemnified Parties") harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by the Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy or breach of a representation or warranty of the Company a certificate of any officer of the Company delivered pursuant to this Agreement, or a Shareholder Certificate, (ii) any failure by the Company or a Shareholder to perform or comply with any covenant contained in this Agreement, (iii) any dispute between the Company and the individual named in Section 2.9(n) of the Disclosure Schedule, (iv) the Net Liabilities exceeding the greater of the Estimated Net Liabilities or $405,739, or (v) the Third Party Expenses incurred by the Company exceeding the greater of the Estimated Third Party Expenses or $310,000; provided, however, that, except as set forth in Sections 7.2(b) and 7.5, the aggregate amount for which the Shareholders are required to indemnify the Indemnified Parties shall not exceed the amount deposited in the Escrow Fund (as defined below). The Escrow Fund shall be available to compensate the Indemnified Parties for any such Losses. The Shareholders shall not have any right of contribution from the Company with respect to any Loss claimed by Parent after the Effective Time. Nothing herein shall limit the liability of the Company or either of the Principal Shareholders for any breach of any representation, warranty or covenant if the Merger is not consummated.

    (b) Principal Shareholder's Indemnification Cap. In addition to the amounts contained in the Escrow Fund, but only to the extent certain Losses (as specified below) have not been satisfied by the Escrow Fund, each of the Principal Shareholders shall severally but not jointly indemnify the Indemnified Parties during the Escrow Period for Losses incurred directly or indirectly as a result of: (i) any inaccuracy or breach of a representation or warranty of the Company relating to Capital Structure (Section 2.3), Tax Matters (Section 2.10) and Intellectual Property (Section 2.13) or such Principal Shareholder's Affiliate Agreement, (ii) any dispute between the Company and the individual named in Section 2.9(n) of the Disclosure Schedule, up to an amount equal to ten percent (10%) of their respective portions of the Merger Consideration (the "Principal Shareholders' Indemnification Cap"). At the election of each individual Principal Shareholder, such indemnity may be paid in cash or Parent Common Stock, which shall be valued at the Trading Price.

    (c) Escrow Fund. As partial security for the indemnity provided for in
Section 7.2(a) and by virtue of this Agreement, the Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) without any act of any Shareholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Shareholder, will be deposited with U.S. Bank Trust, N.A. (or other institution acceptable to Parent and the Shareholder Representative (as defined in Section 7.4) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Effective Time, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. The portion of the Escrow Amount contributed on behalf of each Shareholder shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 1.7.

    (d) Escrow Period; Distribution upon Termination of Escrow
Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Sunnyvale, California local time on the Expiration Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in reasonable judgement of Parent, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate (as defined below) delivered to the Escrow Agent prior to termination of such Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the Shareholders pursuant to this Section 7.2 shall be made in proportion to their respective original contributions to the Escrow Fund.

    (e) Protection of Escrow Fund.

       (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

      (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

      (iii) Each Shareholder shall have voting rights and the right to distributions of cash dividends with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Shareholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Shareholders.

    (f) Claims Upon Escrow Fund.

      (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or, with respect to third-party claims of which Parent, the Company or the Surviving Corporation has received notice, reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(e) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund with a value equal to such Losses; provided, however, that in the event of a third party claim that is the subject of the demand on the Escrow Fund, no shares shall be delivered out of the Escrow Fund until the claim is settled or adjudicated.

      (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund as indemnity pursuant to Section 7.2(f)(i) hereof, the shares of Parent Common Stock shall be valued at the Trading Price.

    (g) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(d) hereof; provided, however, that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

     (h) Resolution of Conflicts; Arbitration.

      (i) In case the Shareholder Representative shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

      (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Representative may demand arbitration of the matter unless the amount of the damage or Loss is at issue in pending Litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Representative. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and the Shareholder Representative cannot mutually agree on one arbitrator, Parent and the Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

      (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

     (i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Shareholder Representative of such claim, and the Shareholders shall be entitled, at their expense, to participate in any defense of such claim. Parent may not settle any such claim without the consent of the Shareholder Representative, which consent shall not be unreasonably withheld or delayed. In the event that the Shareholder Representative has consented to any such settlement, the Shareholders shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

  7.3 Escrow Agent.

     (a) Escrow Agent's Duties.

      (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

      (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or of the arbitrator(s) appointed pursuant to Schedule 7.3(a)(ii), and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or of the arbitrator(s) appointed pursuant to Schedule 7.3(a)(ii). In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or of the arbitration panel appointed by Schedule 7.3(a)(ii), the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

      (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

      (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

      (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

      (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

      (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any Litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

      (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty
(30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

     (b) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any Litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or Litigation.

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

     (c) Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

     (d) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

  7.4 Shareholder Representative.

     (a) In the event that the Merger is approved, effective upon such vote, and without further act of any Shareholder, Stanton R. Koch shall be appointed as agent and attorney-in-fact (the "Shareholder Representative") for each Shareholder, for and on behalf of the Shareholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a majority in interest in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Representative may be filled by approval of the holders of a majority in interest in the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders.

     (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting without gross negligence, bad faith and willful misconduct. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

     (c) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

  7.5 Maximum Payments; Remedy; Violation of Third Party Patent Rights. Except as otherwise provided in this Section 7.5, from and after the Effective Time this Article VII shall provide the sole and exclus ive remedy for any and all damages or other liability sustained or incurred by the Indemnified Parties or their successors and assigns as the result of any breach of any representation, warranty or covenant contained in this Agreement or any claim of negligent misrepresentation against the Company or the Principal Shareholders in connection with this Agreement or the Merger. Notwithstanding anything to the contrary herein, the existence of this Article VII and of the rights and restrictions set forth herein do not limit any (i) equitable remedies or (ii) any type of statutory or common law remedy (i.e., not based on any indemnity right provided in this Article VII) with respect to any knowing (meaning actual knowledge) or intentional breaches of the representations and warranties or covenants of the Company or the Principal Shareholders contained in this Agreement or a certificate of any officer of the Company delivered pursuant to this Agreement, or of any Shareholder contained in a Shareholder Certificate or in the event of fraud, provided such remedy may only be pursued against the person who committed or authorized such knowing (meaning actual knowledge) or intentional breaches of such representations, warranties or covenants. No Shareholder shall have any right to contribution from the Company for any claim made by Parent after the Effective Time. Notwithstanding anything to the contrary in this Article VII, in the event that an Indemnified Party incurs Losses as a result of a claim that the Company Intellectual Property violated a third party's patent rights, only 75% of such Losses shall be subject to recovery pursuant to the escrow and indemnification provisions of Section 7.2

                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

  8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) by mutual written consent of the Company and Parent;

     (b) by Parent or the Company if the Effective Time has not occurred by December 31, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

     (c) by Parent or the Company if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

     (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or Sub's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

     (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within ten (10) calendar days after written notice to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

     (f) by the Company if a majority of the Shareholders of the Company vote against the Merger at the Company Shareholders Meeting;

     (g) by Parent or Sub if a majority of the Shareholders of the Company vote against the Merger at the Company Shareholders Meeting; or

     (h) by Parent or Sub if an event having a Material Adverse Effect on the Company shall have occurred after the date of this Agreement.

  8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub, the Company or any Principal Shareholder, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; provided further that the provisions of Sections 4.2, 5.3, 5.4, 5.5, Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

  8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

  9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

    (a) if to Parent or Sub, to:

          Infoseek Corporation
          1399 Moffett Park Drive
          Sunnyvale, California 94089
          Attention: Andrew Newton, Esq., Leslie Wright and Eric Bochner
                     (with separate copies in separate envelopes to each) Telephone No.: (408) 543-6000
          Facsimile No: (408) 734-9350

          with a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304
          Attention: Aaron J. Alter, Esq.
          Telephone No.: (650) 493-9300
          Facsimile No.: (650) 496-7556

    (b) if to the Company, to

          Quando, Inc.
          520 NW Davis Street
          Portland, Oregon 97209-1987
          Attention: David Billstrom
          Telephone No.: (503) [225-1988]
          Facsimile No.: (503) [225-1987]

          with a copy to:

          Pillsbury Madison & Sutro LLP
          2550 Hanover Street
          Palo Alto, California 94304
          Attention: Jorge del Calvo
          Telephone No.: (650) 233-4500
          Facsimile No.: (650) 233-4545

    (c) if to the Principal Shareholders, to:

          David Billstrom
          3205 NE 21st Avenue
          Portland, OR 97212
          Telephone No.:503/970-8816
          Facsimile No.:503/225-1987

          William Neuhauser
          3105 SE Clinton
          Portland, OR 97202
          Telephone No.: 503/235-1143
          Facsimile No.: 503/225-1987

    (d) if to the Shareholder Representative, to:

          Stanton R. Koch
          3411 East Mercer Street
          Seattle, WA 98112
          Telephone No.: 206/323-7358
          Facsimile No.: 206/323-1418

    (e) if to the Escrow Agent, to:

          U.S. Bank Trust N.A.
          One California Street, 4th Floor
          San Francisco, CA 94111
          Attn:
          Telephone No.: 415/273-4532
          Facsimile No.: 415/273-4593

  9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) except as specifically provided herein, are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates (including any successor to Parent resulting from its planned reorganization into a Delaware corporation or a subsidiary of a Delaware corporation).

  9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

  9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

           [The remainder of this page is intentionally left blank.]

  IN WITNESS WHEREOF, Parent, Sub, the Company, the Principal Shareholders, the Shareholder Representatives and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

INFOSEEK CORPORATION                      QUANDO, INC.

By___________________________________     By___________________________________

Name:                                     Name:

Title:                                    Title:


STEELHEAD ACQUISITION CORP.               PRINCIPAL SHAREHOLDERS


By___________________________________

Name:                                     _____________________________________
                                          David Billstrom

Title:
                                          _____________________________________
                                          William Neuhauser

SHAREHOLDER REPRESENTATIVE                ESCROW AGENT (AS TO THE PROVISIONS
(AS TO THE PROVISIONS OF                  OF ARTICLE VII ONLY)
ARTICLE VII ONLY)                         (AS TO THE PROVISIONS OF ARTICLE VII
                                          ONLY)

_____________________________________     By___________________________________
Name
                                          Name:

                                          Title:

           [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]